EYI PHILIPPINES CONSIGNMENT AND DISTRIBUTION LICENSING 	AGREEMENT

CONSIGNMENT AND DISTRIBUTION LICENSING AGREEMENT made as of the
20th day of September 2006,

BETWEEN:

ESSENTIALLY YOURS INDUSTRIES (INTERNATIONAL) LIMITED
7865 Edmonds Street, Burnaby, British Columbia,
Canada, V3N 1B9

(hereinafter referred to as "EYI International")

	OF THE FIRST PART

AND:

ORIENTRENDS,  INC.
a corporation organized and existing under the laws of Philippines, with principal office address at 112 H. V. dela Costa St., Salcedo Village,Makati City, represented in this act by Mr. Raul F Bautista,


(hereinafter referred to as the "ORIENTRENDS")

	OF THE SECOND PART




WITNESSES THAT WHEREAS:

A. EYI International, being a corporation incorporated in Hong Kong, Special Administrative Region of the People's Republic of China, is a subsidiary of EYI Industries, Inc. ("EYII"), a publicly traded company that, through its subsidiaries and distributors, markets health and wellness products through network marketing;

B. EYII owns the worldwide distribution rights and network marketing rights with respect to its health and wellness products, which are manufactured under its formulas and brand names ("EYI Products"), and are marketed by its distributors through a global network ("Network") of independent business associates ("IBAs"). An IBA is an individual, corporation or trust whose completed application has been received and approved/accepted by Essentially Yours Industries Inc. ("EYI") (through its office in Burnaby, British Columbia, Canada). All IBAs are independent business persons who have a contractual relationship with EYI, and who are compensated through EYII's unique binary compensation plan (the current plan a copy of which is appended as Schedule "A" hereto and any revisions thereto from time to time are hereinafter referred to as the "Payment Plan"), which is a system for compensating qualified distributors, including IBAs, through commission income for the sale of EYI Products, based on their position on EYI's binary sales program ("Binary");

C. EYII, through its subsidiary, 642706 B.C. Ltd. ("EYI Management"), manages the Network, the Payment Plan and Binary and provides related support services for its qualified distributors and IBAs, which services include customer service, sales tracking, management of the Binary, and inventory management of EYI Products ("Management Services");

D. EYII has granted to EYI International the exclusive territorial rights to distribute and market, through its Network, all EYI Products, outside North America, including the Philippines ("Territory") (for greater clarity, the term "Territory" refers only to the Philippines), and, ancillary to such grant, EYI Management has contracted with EYI International to provide it with Management Services for the sales of EYI Products through its qualified distributors;

E. EYI International is interested in supplying EYI Products on consignment to, and licensing, the ORIENTRENDS as its exclusive agent and qualified distributor to market EYI Products for it within the Territory, on the terms set forth herein, and ORIENTRENDS is interested in entering into such consignment arrangement and obtaining such exclusive agency license from EYI International;

F. The parties wish to memorialize the terms of their Agreement as set forth herein;

	NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by each party hereto to each of the other parties and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) it is agreed as follows:

ARTICLE ONE: GRANT OF LICENSE

1.1 Grant of License. Subject to ORIENTRENDS fulfilling the conditions precedent set out in Article Two of this Agreement, EYI International grants to the the exclusive license and right to distribute, market and sell (as permitted herein) through the Network those EYI Products that EYI International supplies to ORIENTRENDS on consignment, as provided for herein, within the Territory (being the Philippines) for the "Term" defined in Clause 1.2 of this Agreement ("License").

1.2 Term of License. Subject to ORIENTRENDS fulfilling its obligations as set out in this Agreement and subject to the termination provisions set out in Article 7, the initial term of the License shall be for five
(5) years, effective from the deemed commencement date of January 1, 2007, and shall be renewed automatically for further successive terms of one (1) year each provided that ORIENTRENDS sells and remits to EYI International a minimum of $1,000,000 (based on "EYI's Wholesale Prices", as hereinafter defined) of EYI Products in the Territory in the calendar year preceding the renewal term. The initial term and any renewal thereof is hereinafter called the "Term".

ARTICLE TWO: PRECONDITIONS TO GRANT OF LICENSE

2.1 Obligations of ORIENTRENDS prior to Grant of License. As a precondition to the grant of License to it by EYI International, ORIENTRENDS shall:

(a) open and establish to the satisfaction of EYI International an office in the Philippines at a location acceptable to EYI International, on or before October 1, 2006;

(b) open and establish to the satisfaction of EYI International a warehouse in the Philippines at a location and to a standard acceptable to EYI International to store the "Consigned Goods" in a manner satisfactory to EYI International, on or before October 1, 2006; and

(c) confirm in writing to EYI International, with documentary verification satisfactory to EYI International, that ORIENTRENDS has complied with all local licensing and business laws to enable sales of EYI Products to occur in the Territory, such confirmation to be received by EYI International on or before December 31, 2006.

ARTICLE THREE: CONSIGNED GOODS

3.1 Delivery on Consignment and Shipping Costs. Following the grant of License, EYI International will from time to time, and in accordance with and subject to the provisions of this Agreement, deliver to ORIENTRENDS , as consignee, EYI Products for sale in the Territory, on consignment (herein collectively referred to as the "Consigned Goods"). For greater clarity, all EYI Products comprising the hereinafter-defined "SIP" and "New Products" that are shipped by EYI International to ORIENTRENDS on consignment are deemed to be Consigned Goods. The cost of shipping the Consigned Goods to EYI's manufacturing warehouse shall be borne by EYI International, and all costs of shipping from its manufacturing warehouse to the Philippines shall be borne by ORIENTRENDS (the latter costs being referred to as the "Consignee's Shipping Costs").

3.2 Title and Consignment. Title to, ownership of and all property rights in the Consigned Goods shall remain in EYI International and the parties agree that the Consigned Goods shall at all times be held upon consignment by ORIENTRENDS for sale, as bailee thereof and in trust for EYI International under the conditions contained herein, until such time as the Consigned Goods may be disposed of by sale by ORIENTRENDS (a) through such direct sales by ORIENTRENDS, or (b) through sales by qualified IBAs (registered with EYI) through the Network, as contemplated herein, or until the Consigned
Goods are returned by ORIENTRENDS to EYI International as permitted by this Agreement. Title to, ownership of and all property rights in the Consigned Goods shall pass directly from EYI International to the third party purchaser who shall purchase the Consigned Goods from ORIENTRENDS or the qualified IBAs at the time ORIENTRENDS or the qualified IBAs effect a sale to such third party as agent on behalf of EYI International under the Network. Except as otherwise provided for herein, there is no obligation upon ORIENTRENDS to pay to EYI International any amount on account of any Consigned Goods until such Consigned Goods are sold by ORIENTRENDS to a third party on behalf of EYI International in accordance with the terms hereof.

3.3 Insurance. ORIENTRENDS will purchase insurance coverage in such form and amounts that EYI International requires to adequately insure and maintain insurance for the Consigned Goods in its custody, such insurance to be with an insurer approved in writing by EYI International, and with loss payable to EYI International as "first loss payee". EYI
International shall not be obligated to ship any Consigned Goods to ORIENTRENDS unless and until ORIENTRENDS shall have first provided to EYI International documentary verification acceptable to EYI International that the Consigned Goods have been adequately insured.

3.4 Initial Consignment Order. Within thirty (30) days from the commencement of the Term, ORIENTRENDS , after consulting with EYI International, shall place its initial order of those EYI Products that it wishes to receive on consignment, and EYI International, upon satisfying itself that ORIENTRENDS has established its facilities and business to properly store and handle the marketing of such EYI Products and has made adequate provision to secure the payment of the Consignee's Shipping Costs, will deliver to ORIENTRENDS for its initial consignment ("Initial Consignment") the amounts and types of EYI Products requested by ORIENTRENDS, on consignment, as EYI International shall in its discretion deem appropriate.

3.5 Distributor's Standard Inventory Profile. The amounts and types of EYI Products that are shipped and designated by EYI International as the Initial Consignment shall constitute ORIENTRENDS' standard inventory profile ("SIP"). As ORIENTRENDS depletes its inventory, it may request a replenishment of, and EYI International shall replenish, such inventory up to the limits of the SIP, at no charge to ORIENTRENDS, except for the Consignee's Shipping Costs. However, EYI International may, in its discretion, exceed or reduce the limits of the SIP based on its opinion and confidence as to ORIENTRENDS ability to sell such inventory.

3.6 New Products. If ORIENTRENDS wishes to order EYI Products that are of a type not included within the SIP (such products being referred to as "New Products"), it may request such New Products, and, upon ORIENTRENDS meeting local laws for the labeling and selling of such New Products, EYI International may supply such New Products on a consignment basis to the Distributor, upon the Distributor paying for the Consignee's Shipping Costs.

3.7 Pricing of Consigned Goods by EYI. The amounts to be remitted to EYI International by ORIENTRENDS for the Consigned Goods shall be based on EYI's published wholesale prices for each item ("EYI's Wholesale Prices") as determined by EYI International, in its discretion, and shall be specified on a per item basis by EYI International to ORIENTRENDS on or before its delivery to ORIENTRENDS of the Consigned Goods. EYI International may, in its discretion, revise EYI's Wholesale Prices, upon written notice to ORIENTRENDS, and thereupon ORIENTRENDS may revise its own pricing (pursuant to Clause 3.8) of any unsold EYI Products held by it in consignment to reflect such revised EYI Wholesale Prices.

3.8 Pricing of Consigned Goods for Resale. The prices ("Distributor's Wholesale Prices") to be paid to ORIENTRENDS for the sale by it to EYI's registered IBAs of the Consigned Goods within the Territory shall be determined by ORIENTRENDS, after consultation with EYI International. ORIENTRENDS will be at liberty, with the guidance and recommendations of EYI International, to determine its own mark-up for the sale of EYI Products within its Territory, such mark-up over EYI's Wholesale Prices ("Mark-Up") to include, at its discretion, a charge for the cost of shipping, insuring and stocking the Consigned Goods, and for network marketing assistance to its sales representatives or qualified IBAs. ORIENTRENDS shall notify EYI International in writing of such Distributor's
Wholesale Prices in effect from time to time, such notification to be made monthly or forthwith upon request by EYI International. ORIENTRENDS may, in its discretion and upon prior written notification to EYI International, revise the Distributor's
Wholesale Prices from time to time.

3.9 Suggested Retail Prices. EYI International and ORIENTRENDS shall jointly determine the prices ("Suggested Retail Prices") at which the IBAs shall be permitted to resell the Consigned Goods purchased by them.

ARTICLE FOUR:  OBLIGATIONS OF EYI INTERNATIONAL

4.1 Shipment. EYI International will ship to ORIENTRENDS Consigned Goods as required under the terms of this Contract, and will pay for the shipping costs of the Consigned Goods up to EYI International's warehouse. Any onward shipping costs shall be charged by EYI International to ORIENTRENDS, and paid for by ORIENTRENDS.

4.2 Training. EYI International will train ORIENTRENDS in its system of network marketing so that it can sell through the Network and maintain proper sales records in accordance with the Binary, and will notify ORIENTRENDS of any revisions to the Binary, and will provide guidance to enable ORIENTRENDS to train its own IBAs and to properly record sales in accordance with the Binary. Such training and guidance shall be available to ORIENTRENDS' personnel at such location as EYI International may specify parties, and the cost of attendance will be borne by ORIENTRENDS.

4.3 Sales Aids and Materials. EYI International will, through EYI Management, provide such product information for the EYI Products, and such network marketing assistance (under the Network) and sales aids to assist the Distributor (hereinafter collectively referred to as "Sales Aids and Materials"), as EYI International may, in its discretion, deem fit. EYI International for any for the Sales Aids and Materials ordered by ORIENTRENDS and it shall pay for the same promptly. Subject to the co-operation of ORIENTRENDS, EYI International will assist ORIENTRENDS where and to such extent as EYI International deems necessary, to obtain regulatory licenses and approvals. ORIENTRENDS may, with the prior written approval or discussion with EYI International as to form and content, pay for and prepare its own sales aids and materials, and may include the cost of same in the "Mark-Up".

4.4 Policies and Standards. EYI International will provide to ORIENTRENDS the written policies of EYI that are in effect from time to time (collectively called "Consignment Distribution Policies") that pertain to inventory maintenance, storage, safety and usage standards required to be observed by ORIENTRENDS and its staff and agents in respect of maintenance of product quality controls satisfactory to EYI International, and in respect of Network sales, reporting procedures and accounting, applicable to ORIENTRENDS. EYI International will also provide to ORIENTRENDS and its qualified
IBAs the written policies of EYI that are in effect from time to time for its IBAs with respect to Network sales, to reporting procedures and accounting, and rules governing the Binary
("IBA Policies and Procedures").

4.5 Inventory Maintenance. Subject to the provisions of Article Three, EYI International will supply inventories on consignment to ORIENTRENDS, upon receiving consignment orders from ORIENTRENDS .

4.6 IBA Registration and Record of Sales. EYI International, through its affiliates, EYI and EYI Management, will maintain a Register of all qualified IBAs registered within the Territory and, subject to ORIENTRENDS' assistance in maintaining proper records, will maintain a record of all reported sales of Consigned Goods by the IBAs within the Territory.

4.7 Position in the Binary. Subject to ORIENTRENDS fulfilling its obligations in this Contract, EYI International will provide a privileged position for ORIENTRENDS within the Binary, as set out in Schedule "B" hereto.

4.8 Compensation under the Binary. Subject to ORIENTRENDS providing accounting records satisfactory to EYI International, and in accordance with its Policies and reporting requirements set out in this Agreement, EYI International will compensate each IBA (including ORIENTRENDS ) under the Binary and pursuant to the Payment Plan for any recorded sales of any Consigned Goods by or attributable to them.

ARTICLE FIVE: OBLIGATIONS OF  ORIENTRENDS

5.1 Consignee/Distributor Responsible for Consigned Goods. ORIENTRENDS shall be responsible for the safekeeping of the Consigned Goods and s hall store them free of charge in a warehouse premises, and in storage conditions, approved by EYI International. ORIENTRENDS shall ensure that at all times the Consigned Goods are segregated from other inventory of goods of ORIENTRENDS , so that the Consigned Goods are clearly identifiable as the property of EYI International. All Consigned Goods and proceeds from the sale thereof, while in the possession and under the control of ORIENTRENDS, shall be at ORIENTRENDS,' risk. ORIENTRENDS will reimburse
EYI International for any loss of, or damage to, such Consigned Goods or the proceeds thereof from any cause whatsoever except acts of God, force majeure or causes beyond the control of ORIENTRENDS and which are covered by insurance. The proceeds of insurance against loss or damage to the Consigned Goods and the proceeds thereof, whether by theft or otherwise, as EYI International may require shall pertain to EYI International.

5.2 Removal of Consigned Goods. EYI International shall have the right to take possession of and remove the Consigned Goods or any portion thereof or to require ORIENTRENDS to return same to EYI International at ORIENTRENDS' expense only upon prior notice and based on valid and serious grounds. EYI International or its nominees shall, after due notice to ORIENTRENDS, at any reasonable hour on business day have the right to enter into or upon any premises where the Consigned Goods may be stored or kept by ORIENTRENDS for the purpose of inspecting or taking possession of or removing any or all of the Consigned Goods. EYI International shall not be liable for any trespass in so doing.

5.3 Records. ORIENTRENDS shall maintain complete and accurate records of consigned inventories and sales, and provide such records to EYI
International from time to time, all in accordance with the Consignment Distribution Policies and the IBA Policies and Procedures. ORIENTRENDS shall maintain, in accordance with the Consignment Distribution Policies in effect from time to time, a full and accurate inventory of the Consigned Goods, which inventory shall be updated by the Consignee/Distributor as each item is sold. As part of the hereinafter-defined "Periodic Accounting", and at any other time or times designated by EYI International, ORIENTRENDS will deliver to EYI International a statement (the "Inventory Statement") signed by ORIENTRENDS being a correct written inventory of all Consigned Goods situated on ORIENTRENDS' premises at the end of respective period together with a record of all Consigned Goods sold during the preceding period and a statement as to the amount payable to EYI International for the Consigned Goods sold. A representative of EYI International shall have the right but not the obligation to conduct its own inventory verification of all remaining Consigned Goods at ant time.

5.4 IBA Registrations and Sales. It is the primary intention of the parties that the Consigned Goods shall be sold within the Territory by qualified IBAs under the Network. Accordingly, ORIENTRENDS shall use its best efforts to recruit and refer to EYI potential IBAs, and shall assist them to register with EYI as qualified IBAs. Upon the registration, accepted in writing by EYI, of a qualified IBA, such IBA shall be permitted to purchase Consigned Goods for the Distributor's Wholesale Prices. Upon the payment by the IBA to ORIENTRENDS of the Distributor's Wholesale Prices, ORIENTRENDS shall deliver the purchased goods to the IBA purchaser, and shall promptly record the sale. All payments for Consigned Goods shall be in cash or as approved in writing by EYI International . ORIENTRENDS shall ensure that such sales are in full compliance with the IBA Policies and Procedures.

5.5 ORIENTRENDS as EYI Liaison. ORIENTRENDS shall act as the liaison between the IBAs in the Territory and EYI International, and shall handle all IBA enquiries and issues as directed from time to time by EYI International, and in accordance with the Consignment Distribution Policies.

5.6 Compliance with Policies. ORIENTRENDS shall faithfully observe and comply with all written policies of EYI International (or its affiliates, EYI Management and EYI), including the Consignment Distribution Policies and the IBA Policies and Procedures provided due notice regarding such has been given to ORIENTRENDS.

5.7 Accounting and Remuneration. ORIENTRENDS shall promptly record in its books and ledgers all sales of the Consigned Goods on behalf of EYI International and shall, on a weekly basis and in accordance with the Consignment Distribution Policies and the IBA Policies and Procedures, remit to EYI International a full detailed accounting of each sale ("Weekly Accounting"), identifying the type and amounts of EYI Products sold, the prices relevant to such sales (including EYI's Wholesale Prices and the Distributor's Wholesale Prices), the names, contact information and IBA registration particulars of each purchaser, the sums held in trust for EYI International by ORIENTRENDS in respect of such sales, and the unsold inventory on hand. As part of the Periodic Accounting, ORIENTRENDS will pay, by wire transfer to EYI International's bank account, and in accordance with the Consignment Distribution Policies and the IBA Policies and Procedures, the total (without set-off) of all monies held in trust by ORIENTRENDS for EYI International ("Remittance Amount"), retaining only, as its remuneration on sales of the Consigned Goods, the Mark-Up, less EYI International's shipping and invoiced charges, all as calculated by EYI International. Other than ORIENTRENDS' rights to any compensation under the Payment Plan by virtue of its position in the Binary, ORIENTRENDS shall not be entitled to any remuneration from EYI International, whether for the safekeeping of the Consigned Goods or otherwise, unless specifically agreed to in writing by the parties hereto.

5.8 Monies to be Held in Trust. All monies received from the sale of the Consigned Goods shall be held by ORIENTRENDS in trust for EYI International and shall, at all times, be kept separate and apart from the monies of ORIENTRENDS and shall under no circumstances be commingled with the funds of ORIENTRENDS, nor shall ORIENTRENDS use the funds for its own purposes. All sales of the Consigned Goods by ORIENTRENDS shall be accounted for in cash and if ORIENTRENDS sells certain Consigned Goods on credit, it shall forthwith add to the monies held in trust for the Company an amount equal to the Remittance Amount for such Consigned Goods.

5.9 ORIENTRENDS as Purchaser. ORIENTRENDS shall be entitled, at any time, upon cash payment to EYI International of EYI's Wholesale Prices for the Consigned Goods or any portion thereof, to become the purchaser of those Consigned Goods that it has paid for. In the event of any loss, depreciation or damage of or to the Consigned Goods which do not include goods with
factory or packing defects,  ORIENTRENDS   shall be deemed to have purchased
such depreciated or damaged Consigned Goods, and EYI International shall be at liberty to invoice ORIENTRENDS for same.

5.10 Return or Exchange of Consigned Goods. ORIENTRENDS may return or exchange any of the Consigned Goods with prior written consent of EYI International. EYI International shall replace any defective or damaged EYI Products upon return of same to EYI International, provided that ORIENTRENDS was not responsible for the EYI Products being defective.

5.11 Consignee/Distributor Liable for Taxes, Licence Fees, etc. ORIENTRENDS will pay when due all taxes, rates, license fees or other charges imposed within the Philippines by the government agency concerned attributable to ORIENTRENDS .

ARTICLE SIX: INDEMNITY

6.1 Indemnity. The parties hereby acknowledge that by reason of the consignment arrangements and the License, ORIENTRENDS will be acting as an agent of EYI International. In order to protect EYI International from any conduct, whether by act or omission, of ORIENTRENDS that constitutes a breach of its agency or of its authority to represent EYI International , ORIENTRENDS commits to fully indemnify EYI International, and save it harmless from any conduct, whether by act or omission, of ORIENTRENDS that constitutes a breach of its agency or of its authority to represent EYI International; and further to fully indemnify EYI International, and save it harmless from a breach by ORIENTRENDS to properly account for the Consigned Goods or to return to EYI International the Consigned Goods in the event of any termination of this Agreement. ORIENTRENDS however, shall not be liable for any charges or damages caused by factory defects in the Consigned Goods. ORIENTRENDS shall likewise be free from any liability on any suits that may be brought by any person or entity due to sudden closure of by EYI International. ORIENTRENDS shall be entitled to reimbursement from EYI International, in case ORIENTRENDS shall be made to answer for any damages due to its being an agent of EYI International provided such damages are attributable to EYI International' acts or faults e.g. sudden closure of operation, or due to of defective or harmful products.

6.2 Survival.  This indemnity shall survive any termination of this Agreement.

ARTICLE SEVEN: TERMINATION

7.1	Termination of Agreement with Notice. Subject to the provisions of
Clause 7.2 hereof, either party may terminate or cancel this Agreement at any time, upon giving the other party ONE HUNDRED TWENTY (120) days' prior written notice of its intention to do so and upon this Agreement terminating, ORIENTRENDS shall immediately return to EYI International, at ORIENTRENDS' expense in the same condition as the goods were received by ORIENTRENDS to the address and in the manner designated by EYI International, all Consigned Goods then remaining in ORIENTRENDS' possession. Upon termination or cancellation of this Agreement or upon default by ORIENTRENDS of any of its terms, EYI International may take possession of the Consigned Goods with due process of law and for that purpose may enter upon the premises of ORIENTRENDS at reasonable business hour and in a manner consistent with existing laws, and all indebtedness of ORIENTRENDS owed to EYI International in connection herewith, shall forthwith become due and payable.

7.2	Termination of Agreement Without Notice. Notwithstanding the provisions contained in Clause 7.1 above, EYI International shall be entitled to terminate this Agreement without notice to ORIENTRENDS upon the occurrence of any one or more of the following events:

	(i) 	ORIENTRENDS breaches any of its covenants in this Agreement and such breach shall continue for a period of five (5) days after written notice thereof and after ORIENTRENDS has been given the opportunity to explain itself;

	(ii)	ORIENTRENDS shall move the Consigned Goods from any warehouse premises designated and approved by EYI International, without written permission of EYI International, or ORIENTRENDS shall sell, transfer or assign any of its rights in this Agreement or all or a substantial portion of its business, or if there is a change in control of ORIENTRENDS;

    	(iii) 	ORIENTRENDS shall commit any act of insolvency or be adjudged a bankrupt or make any assignment for the benefit of its creditors or take or attempt to take the benefit of any insolvency or bankruptcy legislation;

	(iv) 	if a receiver, receiver manager or trustee is appointed over all or any part of the property of ORIENTRENDS; and

	(v) 	if any execution or seizure order is issued against ORIENTRENDS or if any person, firm or corporation exercises any distress rights against EYI International or its affiliates in respect of any of its property or the Consigned Goods.


7.3	Obligations of ORIENTRENDS  Upon Termination. Upon EYI International
giving to ORIENTRENDS a written notice of its intention to terminate this Agreement, the terms hereof shall expire upon receipt of such notice, provided, however, that ORIENTRENDS shall remain liable to pay all amounts then due or to become due, and ORIENTRENDS shall be obliged to return the Consigned Goods to EYI International at the ORIENTRENDS' expense provided the termination is due to the fault of or caused by ORIENTRENDS.

ARTICLE EIGHT: GENERAL CONTRACT PROVISIONS

8.1	Notices. All notices, requests, demands or other communications
(collectively, "Notices") by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:

	(a)	To EYI International at:

        (b) To ORIENTRENDS
            c/o    ORIENTRENDS, INC.
                   Gr. Floor Classica Condominium
                   112 H.V. dela Costa Street
                   Salcedo Village, Makati City, Philippines

      Or         Ligon Solis Corpus Mejia
                 Penhouse Zeta Building
                 191 Salcedo Street
                 Legaspi Village, Makati City, Philippines

or at such other address as may be given by such person to the other parties hereto in writing from time to time.

	All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

8.2	Additional Considerations. The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and bylaws enacted,exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

8.3	Counterparts. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

8.4	Time of the Essence. Time shall be of the essence of this agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

8.5	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any schedules referred to herein are incorporated herein by reference and form part of the Agreement.

8.6	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

8.7	Headings for Convenience Only. The division of this agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

8.8	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties hereto agrees irrevocably to conform to the nonexclusive jurisdiction of the Courts of such Province.

8.9	Gender. In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word 'person' shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

8.10	Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, then the time period in question shall end on the first business day following such nonbusiness day.

8.11	Severability. If any Article, Clause or any portion of any Clause of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Clause or portion thereof shall be severed from the remainder of this Agreement.

8.12	 ORIENTRENDS not an Agent. This Agreement shall not constitute
ORIENTRENDS an agent for EYI International except for the express purpose stated herein.

8.13 	Transmission by Facsimile. The parties hereto agree that this
Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.


	IN WITNESS WHEREOF the parties have duly executed this Consignment and Distribution Licensing Agreement on the date first above written .


ESSENTIALLY YOURS INDUSTRIES                    ORIENTRENDS,  INC.
(INTERNATIONAL) LIMITED

(EYI International )                            (ORIENTRENDS)

By: /s/ Dori O'Neill				/s/ Raul F. Bautista


Mr. Dori O'Neill			        Mr. Raul F. Bautista
President & CEO